UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2020

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1800 Bridge Parkway

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NVRO	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2020, Nevro Corp. (“Nevro” or the “Company”) announced the appointment of Roderick (“Rod”) MacLeod as the Company’s Chief Financial Officer, effective as of June 15, 2020.  Mr. MacLeod succeeds Andrew Galligan, who, in November 2019, announced his intention to retire. Mr. Galligan is expected to remain with the Company in a transitionary role for a period of time in order to assist with the succession of responsibilities.

Under the terms of an offer letter approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and entered into with Mr. MacLeod, he will be paid an annual base salary of $440,000 and have the opportunity to earn an annual performance bonus targeted at 60% of his annual base salary.  In addition, the Company will enter into a Change in Control Severance Agreement and an Indemnification Agreement with Mr. MacLeod on the forms previously approved by the Compensation Committee and entered into with the Company’s other executive officers.

The offer letter provides for the Company to grant Mr. MacLeod a number of restricted stock units (RSUs) determined by dividing $1,500,000 by the closing price of the Company’s common stock as reported by the New York Stock Exchange (the “NYSE”) on the effective date of Mr. MacLeod’s employment (the “RSU Award”). The offer letter also provides for the Company to grant Mr. MacLeod a number of performance stock units (PSUs) determined by dividing $1,500,000 by the closing price of the Company’s common stock as reported by the NYSE on the effective date of Mr. MacLeod’s employment (the “PSU Award”).  The RSU Award will vest in four substantially equal installments subject to continuous service through the applicable vesting date. The PSU Award provides for Mr. McLeod to receive up to 1.5 shares of Company common stock per PSU based on achievement of performance criteria established by the Compensation Committee related to total shareholder return and will vest in two substantially equal installments on the second and third anniversary of the grant date, subject to his continuous service through the applicable vesting dates. Each of the RSU and PSU Awards will be granted pursuant to the Company’s 2014 Equity Incentive Plan and will be subject to award agreements to be entered into between Mr. MacLeod and the Company.

Pursuant to the terms of the Change in Control Severance Agreement, in the event Mr. MacLeod is terminated without cause or resigns for good reason (in each case, as defined in the Change in Control Severance Agreement), outside of a period of time that begins three months prior to and ends 24 months following a change in control (as defined in the Change in Control Severance Agreement), then Mr. MacLeod will be entitled to receive: (i) a severance payment equal to six months of his then-effective base salary; and (ii) payment or reimbursement of continued healthcare coverage for up to six months following the date of termination, in each case, subject to his timely execution and delivery of a release of claims against the Company. In the event Mr. MacLeod is terminated without cause or resigns for good reason, during a period of time that begins three months prior to and ends 24 months following a change in control, Mr. MacLeod will be eligible to receive: (i) a lump sum severance payment equal to 18 months of his then-effective base salary and 1.5x target annual incentive payment; (ii) payment or reimbursement of continued healthcare coverage for up to 18 months following the date of termination; and (iii) the full accelerated vesting of his then-unvested equity awards that otherwise would have vested based on continued service to Nevro, subject to his timely execution and delivery of a release of claims against the Company.

The foregoing summary of the material terms of Mr. MacLeod’s employment with the Company is qualified by the actual terms of the Offer Letter and Change in Control Severance Agreement, each of which, will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the six months ending June 30, 2020 and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: June 4, 2020	By:	/s/ Kashif Rashid
Kashif Rashid
General Counsel